FORM 8-A
                                Amendment No. 1

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                           WHEATON RIVER MINERALS LTD.
             (Exact name of registrant as specified in its charter)


             Ontario, Canada                            Not Applicable
    (State or other jurisdiction of                    (I.R.S. Employer
     incorporation or organization)                   Identification No.)

                        Suite 1560 -- 200 Burrard Street
                   Vancouver, British Columbia, Canada V6C 3L6
                    (Address of principal executive offices)

   Securities to be registered pursuant to Section 12(b) of the Exchange Act:

          Title of each class                 Name of each exchange on which
          to be so registered                 each class is to be registered
          -------------------                 ------------------------------

    Common Share Purchase Warrants                American Stock Exchange

      If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. |X|

      If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. |_|

      Securities Act registration statement file number to which this form relates: Not Applicable

            Securities to be registered pursuant to Section 12(g) of the Exchange Act:

                                      None
                                (Title of class)

Item 1. Description of Registrant's Securities to be Registered

      Wheaton River Minerals Ltd. (the "Company") is registering hereby 54,999,997 Common Share Purchase Warrants (the "Warrants"). The Warrants were created and have been issued pursuant to the terms of a warrant indenture dated May 30, 2002 (the "Warrant Indenture") entered into between the Company and CIBC Mellon Trust Company, as warrant agent thereunder. Each whole Warrant will entitle the holder thereof to purchase one Common Share of the Company at a price of Cdn $1.65 at any time before 5:00 p.m. (Toronto time) on May 30, 2007 after which time the Warrants will expire and be void and of no value.

      The Warrant Indenture contains provisions designed to protect the holders of Warrants against dilution upon the happening of certain events. The number of Common Shares issuable upon exercise of the Warrants is subject to adjustments from time to time in the event of a Rights Offering, extraordinary distributions of cash or other property to holders of Common Shares or a stock dividend on, or a subdivision or combination of, the Common Shares. Such adjustments are fully described in Section 2.12 of the Warrant Indenture attached hereto as Exhibit 1 and incorporated herein by reference.

      No fractional Common Shares will be issued upon the exercise of any Warrants.

Item 2. Exhibits.

1. Warrant Indenture dated as of May 30, 2002 between Wheaton River Minerals Ltd. and CIBC Mellon Trust Company*

----------
*     Previously filed.


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

                                    SIGNATURE

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          WHEATON RIVER MINERALS LTD.
                                          Registrant

                                          By: /s/ T. Derek Price
                                              ----------------------------------
                                              Name:  T. Derek Price
                                              Title: Vice President Finance and
                                              Chief Financial Officer

Date: January 10, 2003


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